Exhibit 10.35

Contract No.:FIBCD0B09-0012

Administration Department of

Fiberxon Chengdu Technology Co., Ltd

Lease Contract on Standard Factory Buildings in

Sichuan Chengdu Export Processing Zone

Contract No.:  [2009] issued by Administration Office of Sichuan Chengdu

Party A (Landlord):	Chengdu Gaoxin Construction Development Co., Ltd.
Party B (Tenant):	Source Photonics (Chengdu) Technology Co., Ltd. (formerly named Fiberxon (Chengdu) Technology Co., Ltd.)
Party C (Administrator):	Administration Office of Sichuan Chengdu Export Processing Zone

In according with the Contract Law of the People’s Republic of China and pertinent rules and regulations, Party A, Party B and Party C have reached an agreement through friendly consultation and shall be bound by the following terms and conditions. Party A hereby appoints Party C to manage its standard factory buildings in Sichuan Chengdu Export Processing Zone (West Side) and lease them to Party B for its use. Party B hereby agrees to rent the standard factory buildings of Party A. Party A and Party C shall exercise their rights and perform their obligations respectively according to the terms and conditions under the Contract on Entrusted Operations of Standard Factory Buildings and Supervised Warehouse signed by them.

1.                                       Name and area of the Leased Workshops

The leased workshops are located at the first floor of No.4 Building in the Standard Factory Building Area of Sichuan Chengdu Export Processing Zone (West Side) with an area of 3825 square meters. In case of any discrepancy arising between the agreed area and the actual area, the latter shall prevail.

2.                                       Lease Term

The term of the lease shall run 5 years from April 1, 2009 till December 31, 2013.

3.                   Renewal of This Contract

Party B shall notify Party C in writing 60 days prior to the expiration of this Contract in the event that it intends to extend the lease. Under the same terms Party B shall have the priority to lease the leased workshops. In this case, a new lease shall be concluded between the parties. The rent for the extended lease shall be determined based on the price level under the same conditions of the current market. In the event that both parties can’t reach an agreement on Party B’s renewing this lease, this Contract shall be terminated automatically on the expiration of the lease term.

In case Party B has already been using the leased workshops before renewing the lease contract, the lease term shall be calculated from the date when the leased workshops is actually put into use by Party B.

4.                                       Purpose of the Leased Workshops

The leased workshops shall be limited to the purposes of manufacturing, processing, dealing with related business and warehousing which Party B has been approved to undertake.

5.                                       Rent, Property Management Fee and Payment

The leased workshops shall be limited to the purposes of manufacturing, processing, dealing with related business and warehousing which Party B has been approved to undertake.

5.1                                 Both rent and property management fee shall be calculated based on the actually leased construction area.

Monthly rent shall be 0 RMB/m² and monthly property management fee shall be 1.5 RMB/ m² from April 1, 2009 to June 31, 2009 so that Party B shall have time to move, renovate the workshops, set up and debug facilities.

Monthly rent shall be 10 RMB/m² and monthly property management fee shall be 1.5 RMB/ m² from July 1, 2009 to December 31, 2010 with the monthly fees totaled 11.50 RMB/m².

Monthly rent shall be 15.00 RMB/m² and monthly property management fee shall be 1.5 RMB/ m² from January 1, 2011 to December 31, 2013 with the monthly fees totaled 16.50 RMB/m².

5.2                                 The rent and property management fee shall be paid on a quarterly basis after the signature of this Contract, i.e. Party B shall pay rent and property management fee for the current lease quarter within the first 5 working days of the current quarter.

5.3                                 Every time after the rent and property management fee (either in cash or by check and check amount shall have been deposited into the bank account) are paid. Party C shall transfer invoices for house rent and property management fee issued by Party A to Party B within 15 working days after Party A’s receipt of the payment.

5.4                                 Party B shall pay a lease guarantee of RMB 50,000 (fifty thousand RMB in total) to Party A within 5 days from the date of signing this Contract. The guarantee shall be refunded by Party A to Party B in a lump sum upon the expiration date of this lease provided that Party C confirms, upon inspection and acceptance, that Party B has not damaged the building structure, changed the outside façade images and the interior layout of the factory buildings during the lease term.

Bank Account Number designated by Party A and Party C for Party B’s payment of rent, property management fee and lease guarantee:

51001406137050111277

Account Name: Chengdu Gaoxin Construction Development Co., Ltd.

Issuing Bank: Gaoxin Branch of China Construction Bank

5.5                                 Within 5 working days after Party B’s moving into the workshops, Party B shall pay water and electricity deposit of 40,000 RMB (forty thousand RMB in total). The deposit shall be refunded by Party C to Party B in a lump sum on the expiration date of this lease provided that Party C verifies and confirms that Party A has not owed any water and electricity fees and overdue fine during the lease term.

Bank Account Number designated by Party A and Party C to Party B for water and electricity deposit payments: 511610015018001658252

Name of Account: Financial Centralized Receipt and Payment Center of Chengdu Gaoxin District (Export Processing Zone)

Issuing Bank: Gaoxin Branch of Communication Bank of China

6.                                       Delivery of the Lease Workshops

Within 5 working days from the date of Party B’s payment of deposit, Party C shall deliver the leased workshops (status quo) to Party B and ensure that the workshops are available for Party B to renovate. Party C shall provide delivery list for Party B to verify the attached facilities of the lease premises one by one and deal with handing over procedures.

7.                                       Rights and Obligations of the Three Parties

7.1                                 Party A and Party C shall undertake confidentiality obligations with respect to Party B’s commercial secrets. They are not allowed to disclose the foresaid information to any third party without prior written consent of Party B.

7.2                                 Party B shall use the lease workshops for its own business and shall not sublease it to any other third party without prior consent of Party A and Party C.

7.3                                 Party B is allowed to decorate the leased workshops only after it has sent application and decoration program to Party C and obtained relevant consent.

7.4                                 Before the decoration team enter into the lease workshops, they shall pay a deposit of RMB 50,000 (fifty thousand RMB) to Party C, which shall be refunded by Party C in a lump sum provided that Party C has carried out on-site inspection and confirmed that Party B hasn’t damaged the buildings’ structure and the outside façade images of the leased workshops during the construction period. Party B shall pile up the waste created during the decoration at specified locations designated by Party C. It shall clean up and remove all the waste after completing the decoration work, or entrust Party C to clean up and remove all the waste, the cost of which shall be paid by Party B.

7.5                                 Upon the expiration date when Party B returns the leased workshops to Party C, Party B shall restore the leased workshops to their original state upon Party C’s demand. In case of any damage arising from abnormal use of the leased premises, Party B shall restore them in accordance with relevant standards.

7.6                                 Party B shall not set up billboards and other promotional plates on the leased workshops or establish other facilities in the circumference of the leased workshops before it has sent the application to Party C and obtained consent.

7.7                                 Party B shall not pile up the waste arising from industrial production, industrial and domestic wastes outside the houses. All the motor vehicles and non-motorized vehicles shall be parked at the designated places.

7.8                                 Party B shall carry out its production activities in the processing zone in accordance with relevant demands of national environmental protection and fire control and also obtain approval and consent of relevant functional departments.

7.9                                 Party B shall not set up mortgages, guarantees and other security interests for any third party on the leased workshops during the lease term.

8. Maintenance and Management of the Leased workshops

During the lease term, Party C shall be responsible for the maintenance and management of the main structure of the leased workshops, roofs, doors and windows, original facilities through combination of management and use. In case of any malfunction, Party B shall notify Party C for maintenance. Party C shall guarantee the maintenance personnel to be in place within 12 hours upon receiving the notification with the expenses incurred borne by Party A and Party C through consultation. Where damage caused by improper use or deliberate destruction by Party B, Party B shall be responsible for the maintenance and bear the costs incurred.

Party C’s maintenance scope shall not cover the exchange of vulnerable parts and consumables.

9.                                       Property Management

9.1                                 Service Scope of Party C’s Property Management

(1)                                  Daily management of pipeline’s water supply and external sewage disposal of the leased workshops;

(2)                                  Operation management and maintenance of shared distribution facilities in the workshop area;

(3)                                  Security work for the park and security management outside the leased workshops, internal security of Party B shall be taken care of by Party B itself;

(4)                                  Cleaning and hygiene, greening work for public places;

(5)                                  Disposal and treatment of household waste excluding industrial wastes and litters and construction wastes;

(6)                                  Other special services designated by Party B and charged by the agreed fee.

9.2                                 Party B shall verify the written notice sent from Party C each month and pay Party C for utility bills for the water and electricity actually consumed in a timely manner. In the event that Party B shall sign contracts on supplies of water, electricity and coal gas directly with Tap Water Company, Electric Power-Supply Bureau and Gas Company, it shall settle the fees directly with relevant contracts under pertinent contracts.

10                                    Electricity Power Supply

10.1                           Party C shall supply temporary electricity upon Party B’s demands within 10 working days after the entry into force of this Contract to ensure Party B will carry out its business normally.

10.2                           After the signature of this Contract, Party B shall provide System Diagram of Low-voltage Outgoing Line Side of Transformer and Party C shall assist electric power-supply department to set up a set of electric-power instruments with a power supply of 800KVA to Party B in an effort to ensure normal supply of electric power.  Party A shall bear the expenses arising from purchasing the equipment and  the installation activity and Party B shall burden the costs of installing line outgoing from low-voltage side of the transformer and the electric-power instrument as well as fees arising from the increase and decrease of electricity capacity in the future.

10.3                           After the start-up of the electric-power instruments, Party B shall be responsible for the daily management of using the transformer as well as relevant daily maintenance. Party B shall not increase or reduce outdoor electric-power instruments without prior consent of Party C.

11                                    Responsibility of Breach of Contract

11.1                           Where one party commits any breaches of this Contract, the other party shall have the right to terminate the contract and ask for indemnity.

11.2                           Party A and Party C shall pay a daily fine of 1000 RMB in the event that they fail to deliver the leased workshops under this Contract.

11.3                           Party A, Party B and Party C shall not terminate this Contract in advance with the exception of any event of Force Majeure such as severe natural disasters and social events.

Where Party A and Party C intend to terminate the contract by any reason except the foresaid ones, Party A shall compensate Party B with the rent and property management fee for three months; In the event Party B try to dissolve this Contract for any reason except the abovementioned ones, it shall make a compensation to Party A with the amount as much as rent and property management fee for three months and expenses arising from installing the transformer. Where Party B fails to comply with property management regulations and other management systems of Party C and it’s a serious case or having bad influence on the management over the whole area, Party C shall be entitled to terminate this Contract in advance without bearing any obligations of paying any expenses to Party B.

12                                    Complement and Installation and Use

During the course of performance of this Contract, Party B shall not install any auxiliary equipment and facilities or change the inside layout and structure of the premises without prior consent of Party C after submitting relevant schemes to Party C for approval ahead of schedule.

13.                                 Other Terms & Conditions

Matters not covered under this Contract shall be settled in a supplementary agreement between the three parties, which shall have the equal legal force.

14.                                 Contract Text

This contract is totaled eight pages and made in eight copies and Party A shall hold four, Party B and Party C shall hold two respectively, which shall have the same legal force.

15.                                 Legal Responsibilities

This contract shall be governed by the laws of the People’s Republic of China.

Party A, Party B and Party C hereby promise to keep the contents of this Contract confidential. The listed terms and conditions under this Contract shall be limited to the rent matters concerning Source Photonics (Chengdu) Technology Co., Ltd., and shall not be compared with those regarding rent issues of other standard factory buildings in the Processing Zone. In case of any dispute, it shall be submitted to Chengdu Arbitration Commission for arbitration under agreement.

Party A (stamped and sealed): Chengdu Gaoxin Construction Development Co., Ltd.

Legal Representative (Signature):

Time:

Party B (stamped and sealed): Source Photonics (Chengdu) Technology Co., Ltd

Legal Representative (Signature):

Time:

Party C (stamped and sealed): Administration Office of Sichuan Chengdu Export Processing Zone

Legal Representative (Signature):

Time: